Exhibit 99.1
ROBBINS & MYERS REPORTS
FIRST QUARTER FISCAL 2007 RESULTS
Strong Growth and Successful Restructuring Initiatives Improve Profitability
DAYTON, OHIO, January 4, 2007...Robbins & Myers, Inc. (NYSE:RBN) today announced its financial results for the first quarter of fiscal 2007 ended November 30, 2006. The Company reported first quarter diluted net earnings per share of $0.62, versus a loss of $2.02 in the prior year first quarter that included a significant goodwill impairment charge. Current period results include a property sale gain and restructuring charges which netted to a $0.19 per share benefit that was $0.04 higher than previous guidance due to delayed restructuring activities. The current quarter also includes approximately $0.06 per share of benefit relative to previous guidance as a result of a lower than expected income tax rate.
The Company reported first quarter 2007 sales of $154 million, $15 million higher than in the first quarter of 2006. Excluding 2006 sales from divested product lines, sales increased $25 million or 20%. Reported first quarter 2007 orders of $162 million were $16 million higher than in the prior year. Excluding 2006 orders from divested product lines, orders increased $26 million or 19%.
Earnings before interest, taxes and minority interest (EBIT) were $15 million in the first quarter of fiscal 2007, exclusive of a combined net benefit from a property sale gain and restructuring charges of $4 million. The comparable prior year adjusted EBIT of $6 million excluded a $30 million goodwill impairment charge and $1 million of restructuring charges. Excluding these special items, first quarter EBIT margins increased 550 basis points over the prior year to 9.5%. The improvement in EBIT margins before special items was driven principally by higher sales volume and savings from completed restructuring programs.
“We are successfully executing our operating strategy, growing the Company and improving our profitability,” said Peter C. Wallace, President and Chief Executive Officer of Robbins & Myers, Inc. “Market conditions remain favorable across our businesses, orders continue to grow briskly, and our backlog is 48% higher than at the same time last year. Our emphasis on profitable growth is reflected in the expanding margins of our Fluid Management and Process Solutions groups. At the same time, we are making steady progress improving our Romaco business and expect it to be profitable, before restructuring charges, this fiscal year.”
Mr. Wallace added, “Our increasing focus on operational capabilities is also demonstrated by our EBITDA performance, adjusted to exclude special items, growing 86% over the prior year quarter to over $18 million. At the same time, we have increased our strategic capabilities, most recently by amending our credit facility to support our growth agenda. The new facility offers greater capacity and flexibility at a lower cost. Robbins & Myers is well positioned for significant growth in 2007.”

With its improved profitability, the Company now expects an effective income tax rate of 42% for the remainder of the year versus previous guidance of 50%. As a result of the improved tax rate and strong first quarter performance, the Company increased its fiscal 2007 diluted net earnings per share guidance from $1.70—$1.90 to $2.10—$2.30. Second quarter diluted earnings per share are expected to be in the range of $0.38—$0.48. These GAAP estimates include expected total net costs of $0.04 per diluted share for the completion of previously-announced restructuring activities in the second and third fiscal quarters.
First Quarter Results by Segment
All comparisons are made against the comparable year-ago period unless otherwise stated.
The Fluid Management segment reported $65.6 million of sales in the first quarter of fiscal 2007, 25% higher than in the prior year period, and $66.5 million of orders, representing growth of 33%. The segment enjoyed continued strength in energy and industrial markets. The sales increase largely contributed to the 32% growth in EBIT. The segment achieved EBIT of $15.2 million and EBIT margins of 23.2%.
First quarter sales in the Process Solutions segment grew 22% to $64.9 million, and orders increased 10% to $65.1 million from continued growth in its principal end markets, chemical and pharmaceutical. First quarter fiscal 2007 EBIT of $11.5 million includes a $5.0 million gain from the sale of property in Mexico. The prior year first quarter EBIT of $1.9 million includes $0.3 million of restructuring costs. Excluding these special items, EBIT nearly tripled and EBIT margins expanded to 10.0% due to increased sales and the benefits of restructuring programs completed in the prior year.
Romaco segment first quarter fiscal 2007 sales of $24.0 million and orders of $30.3 million are lower than in the prior year quarter due to the sale of two profitable product lines on March 31, 2006. Excluding these product lines, sales were roughly equivalent in the two quarterly periods and orders increased 10% on a year-over-year basis. The segment reported an EBIT loss of $3.0 million in the first quarter of fiscal 2007, including $0.6 million of restructuring costs, as compared with a $33.7 million EBIT loss in the prior year quarter, which included a $30.0 million goodwill impairment charge and $0.5 million of restructuring costs.
Conference Call to Be Held at 10:00 AM (Eastern) Tomorrow
A conference call to discuss these results has been scheduled for 10:00 AM ET on Friday, January 5, 2007. The call can be accessed via webcast or via telephone by dialing (800) 659-2032 (US/Canada) or +1 (617) 614-2712 (outside US/Canada) and using access code 48300042. Webcast information and conference call materials will be made available on the Company’s website (www.robn.com, “Investor Information” section) prior to the start of the call. Telephonic replays will be available for one week by calling (888) 286-8010 (US/Canada) or +1 (617) 801-6888 (outside US/Canada) and using the access code 37891945.
About Robbins & Myers
Robbins & Myers, Inc. is a leading global supplier of highly-engineered, application-critical equipment and systems to the global energy, chemical, pharmaceutical and industrial markets.
In this release the Company refers to various non-GAAP measures, including EBIT and EBITDA (earnings before interest, taxes, depreciation and amortization). The Company believes these measures are helpful to investors in assessing its performance. The reconciliation of EBIT to net income is presented in the condensed consolidated income statement below. The reconciliation of EBITDA to net income is as follows:

(Millions)
	First Quarter Ended	First Quarter Ended
	November 30, 2006	November 30, 2005

Net income	$10.6	$(29.7)
Interest expense	1.5	3.5
Income taxes	6.7	0.7
Depreciation and amortization	4.0	4.6

EBITDA	22.8	(20.9)
Property sale gain	(5.0)	—
Restructuring costs	0.6	0.8
Goodwill impairment charge	-	30.0

Adjusted EBITDA	$18.4	$9.9

In addition to historical information, this release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, all statements regarding the intent, belief or current expectations regarding the matters discussed or incorporated by reference in this document (including statements as to “beliefs,” “expectations,” “anticipations,” “intentions” or similar words) and all statements which are not statements of historical fact. Such forward-looking statements, together with other statements that are not historical, are based on management’s current expectations and involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated. The most significant of these risks and uncertainties are described in the Company’s Form 10-K, and Form 10-Q reports filed with the Securities and Exchange Commission and include, but are not limited to: a significant decline in capital expenditures in the specialty chemical and pharmaceutical industries; a major decline in oil and natural gas prices; changes in international economic and political conditions and currency fluctuations between the U.S. dollar and other currencies; the impacts of Sarbanes-Oxley section 404 procedures; work stoppages related to union negotiations; customer order cancellations; the ability of the Company to comply with the financial covenants and other provisions of its financing arrangements; the ability of the Company to realize the benefits of its restructuring program in its Romaco and Process Solutions Segments, including the receipt of cash proceeds from the sale of excess facilities; events or circumstances which result in an impairment of assets, including but not limited to, goodwill; the potential impact of U.S. and foreign legislation, government regulations, and other government action, including those relating to export and import of products and materials, and changes in the interpretation and application of such laws and regulations; the outcome of audit, compliance, administrative or investigatory reviews; and general economic conditions that can affect demand in the process industries. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, the Company’s actual results, performance or achievements could differ materially from those expressed in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as otherwise required by law, the Company does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
    (Unaudited)

(in thousands)	November 30, 2006	August 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$36,972	$48,365
Accounts receivable	133,386	124,569
Inventories	111,065	94,990
Other current assets	7,069	6,260
Deferred taxes	9,947	9,937

Total Current Assets	298,439	284,121

Goodwill & Other Intangible Assets	273,418	273,834
Other Assets	13,213	13,338
Property, Plant & Equipment	126,897	127,030

	$711,967	$698,323

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$62,013	$62,749
Accrued expenses	93,058	102,327
Current portion of long-term debt	4,078	744

Total Current Liabilities	159,149	165,820

Long-Term Debt — Less Current Portion	103,455	104,787
Deferred Taxes	1,742	2,320
Other Long-Term Liabilities	87,934	87,017
Shareholders’ Equity	359,687	338,379

	$711,967	$698,323

Note:	All known adjustments have been reflected in this report, but the information is subject to annual audit and year-end adjustments which are estimated to be insignificant.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENT
    (Unaudited)

	Three Months Ended
	November 30,	November 30,
(in thousands, except per share data)	2006	2005

Sales	$154,433	$138,959
Cost of sales	100,570	92,217

Gross profit	53,863	46,742

SG&A expenses	38,716	40,744
Amortization expense	423	439
Goodwill impairment charge	0	30,000
Other (income) expense	(4,439)	818

Income (loss) before interest and income taxes	19,163	(25,259)

Interest expense	1,540	3,523

Income (loss) before income taxes and minority interest	17,623	(28,782)

Income tax expense	6,663	687

Minority interest	347	265

Net income (loss)	$10,613	($29,734)

Net Income (Loss) Per Share:
Basic	$0.63	($2.02)
Diluted	$0.62	($2.02)

Weighted Average Common Shares Outstanding:
Basic	16,852	14,700
Diluted	17,031	16,499

Orders	$161,928	$146,366

Backlog	$181,942	$123,067

Note:	All known adjustments have been reflected in this report, but the information is subject to annual audit and year-end adjustments which are estimated to be insignificant.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED BUSINESS SEGMENT INFORMATION
    (Unaudited)

	Three Months Ended
	November 30,		November 30,
(in thousands)	2006		2005

Sales
Fluid Management	$65,593		$52,456
Process Solutions	64,859		53,130
Romaco	23,981	(2)	33,373	(2)

Total	$154,433		$138,959

Income Before Interest and Income Taxes (EBIT)
Fluid Management	$15,209		$11,525
Process Solutions	11,513	(1)	1,909	(1)
Romaco	(2,972	)(2)	(33,650	)(2)
Corporate and Eliminations	(4,587)		(5,043)

Total	$19,163		($25,259)

Depreciation and Amortization
Fluid Management	$1,706		$1,926
Process Solutions	1,594		1,721
Romaco	453		722
Corporate and Eliminations	256		249

Total	$4,009		$4,618

Orders
Fluid Management	$66,541		$49,912
Process Solutions	65,104		59,016
Romaco	30,283		37,438

Total	$161,928		$146,366

Backlog
Fluid Management	$34,248		$19,070
Process Solutions	88,677		62,980
Romaco	59,017		41,017

Total	$181,942		$123,067

(1) Fiscal 2007 includes a $5,036,000 gain on the sale of land and buildings. Fiscal 2006 includes $345,000 of costs related to a facility closure.
(2) Fiscal 2007 and fiscal 2006 include $597,000 and $473,000, respectively, of costs related to the restructuring of our Romaco business. Fiscal 2006 also includes a $30,000,000 goodwill impairment charge. Fiscal 2006 includes the sales and operations of the Hapa and Laetus product lines which were disposed of in March of fiscal 2006.

Note:	All known adjustments have been reflected in this report, but the information is subject to annual audit and year-end adjustments which are estimated to be insignificant.